Exhibit 28(h)(7)
AMENDMENT TO
ADMINISTRATION AGREEMENT
          AMENDMENT made as of the 8th day of June, 2010, between PERFORMANCE FUNDS TRUST, a Delaware statutory trust (the “Trust”), CITI FUND SERVICES OHIO, INC., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), and Trustmark Investment Advisors, Inc. (the “Advisor”), to the Administration Agreement dated December 1, 2003, between the Trust, Citi and the Advisor, a party added by this Amendment solely for the purposes of Section 4(a) (as previously amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
          WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement to include additional services and fees regarding stress testing of money market funds;
          WHEREAS, Citi and the Trust wish to add the Advisor as a party to the Agreement solely for purposes of payment of the fee for the services regarding stress testing of money market funds;
          NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Trust, the Advisor and Citi hereby agree as follows:
1.	New Party.

The Advisor is added as a party solely for purposes of payment of the fee for services related to Money Market Fund Stress Testing under Section 4(a).

2.	Amendments.
(a)	Section 2 of the Agreement shall be amended by adding the following as Subsection (x) after Subsection (w):

“(x) With respect to each Fund regulated as a money market fund pursuant to Rule 2a-7 of the 1940 Act (a “Money Market Fund”), Citi shall:
i.	Perform quarterly Stress Testing pursuant to the Fund’s Stress Testing Procedures in accordance with assumptions provided by the Trust or included in such Procedures. The Trust will provide portfolio data files to Citi for such testing if Citi does not maintain such portfolio data files or individual data points necessary to conduct the Stress Testing.

ii.	Provide the results of such Stress Testing to the Trust or the Trust’s investment adviser for inclusion in a report to the Board.”

(b)	Section 4 of the Agreement shall be amended by adding the following after the second paragraph of Subsection (a):

“For the Services related to Money Market Fund Stress Testing, the Advisor shall pay Citi:
•	$10,000 per year for quarterly reporting
Should the portfolios contain greater than 200 securities and/or contain the following security types: ABS, CMO, CMBS, Structured Notes, and other Derivative structures not currently held by a Fund, there may be additional reasonable out of pocket costs which shall be paid by the Advisor.”
2. Representations and Warranties.
(a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board, and (iii) that the Board has approved this Amendment.
(b) Citi represents that it has full power and authority to enter into and perform this Amendment.
(c) The Advisor represents that it has full power and authority to enter into and perform this Amendment.
     3. Miscellaneous.
(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
          IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PERFORMANCE FUNDS TRUST

By: Name:	/s/ Teresa F. Thornhill Teresa F. Thornhill
Title:	President

CITI FUND SERVICES OHIO. INC.

By: Name:	/s/ Joseph Rezabek Joseph Rezabek
Title:	President

TRUSTMARK INVESTMENT ADVISORS, INC., joined
solely for purposes of Section 4(a) of the Agreement

By: Name:	/s/ Douglas H. Ralston Douglas H. Ralston
Title:	President